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                                                                     EXHIBIT 5.1


                           [LETTERHEAD APPEARS HERE]



                               November 25, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  PMT Services, Inc.
     Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel to PMT Services, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,094,011 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be sold by certain shareholders of the Company (the "Selling Shareholders") pursuant to the above captioned Registration Statement (the "Registration Statement"). We have examined the Company's Amended and Restated Charter, its Bylaws as amended to date, the record of shareholders, the record of proceedings of its shareholders and directors, and the Registration Statement. We have also examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are duly and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                   Very truly yours,

                                   /s/ Waller Lansden Dortch & Davis, PLLC